Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Jay S. Moore
Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Third Quarter Results

(Bassett, Va.) – October 1, 2015 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended August 29, 2015.

Fiscal 2015 Third Quarter Highlights

●

Consolidated sales were $111.0 million for the third quarter of 2015 compared to $85.2 million for the third quarter of 2014, an increase of 30%. Excluding the sales from the acquisition of Zenith Freight Lines, LLC (“Zenith”), consolidated sales increased 14%.

●

Operating income for the quarter was $7.7 million or 6.9% of sales as compared to $3.4 million or 4.0% of sales for the prior year quarter. Excluding the effects of Zenith, operating income would have been $6.6 million or 6.8% of sales.

●

Wholesale sales were $62.2 million for the third quarter of 2015 compared to $56.1 million for the third quarter of 2014, an increase of 11%. Wholesale operating profit was $3.8 million or 6.1% of sales as compared to $3.2 million or 5.7% of sales for the prior year quarter.

●

Company-owned store sales increased 15%, including a comparable store sales increase of 14%, compared to the prior year quarter. Comparable store operating income was $2.2 million or 3.7% of sales for the current year quarter as compared to $0.4 million for the prior year quarter, a $1.8 million improvement. Total retail operating income was $2.0 million or 3.3% of sales for the quarter as compared to a loss of $0.2 million for the prior year quarter.

●	Zenith, acquired in the first quarter of 2015, generated operating income of $1.1 million on sales of $23.7 million or 4.6% of sales.
●

Net income for the quarter increased to $4.3 million, or $0.39 per diluted share, as compared to $2.3 million, or $0.21 per diluted share, for the prior year quarter, representing an 89% increase over the prior year quarter.

“We are very pleased to report a strong performance in our 2015 third quarter in what is shaping up to be a very good year for Bassett,” commented Robert H. Spilman, Jr., President and Chief Executive Officer. “Consolidated sales grew by 30% and operating income more than doubled to $7.7 million, or 6.9% of sales, as our integrated strategy of dedicated distribution and open market sales once again combined to produce significant year-over-year improvement. Our product assortment, manufacturing efficiency, in-store retail experience, and logistics expertise are working synchronously to provide the consumer with a highly personalized home furnishings solution that continues to drive gains in market share for the Company. We enter the historically strong fall selling season with positive energy and a focus on sustaining our track record of enhanced operating results.”

Wholesale Segment

Net sales for the wholesale segment were $62.2 million for the third quarter of 2015 as compared to $56.1 million for the third quarter of 2014, an increase of $6.1 million or 11%. This sales increase was driven by a 7.8% increase in shipments to the Bassett Home Furnishings store network and a 15% increase in open market shipments (outside the Bassett Home Furnishings store network). Gross margins for the wholesale segment increased to 33.5% for the third quarter of 2015 as compared to 32.5% for the third quarter of 2014 due primarily to improved pricing strategies with respect to the upholstery offerings and improved margins in our domestic wood operations. Wholesale SG&A increased $2.0 million to $17.0 million for the third quarter of 2015 as compared to $15.0 million for the third quarter of 2014. SG&A as a percentage of sales increased to 27.4% as compared to 26.8% for the third quarter of 2014 primarily due to higher bad debt costs and increased incentive compensation. Operating income was $3.8 million or 6.1% of sales as compared to $3.2 million or 5.7% of sales in the prior year.

“Wholesale sales grew by 11% for the quarter,” continued Spilman. “Once again, all of our growth came from our domestically produced custom dining and custom upholstery programs. In addition to our legacy custom casual dining program, our recently introduced Bench★Made premium dining program performed very well in the period and presents us an exciting opportunity to expand this product range going forward. Domestic upholstery continued to anchor our assortment with a 17% increase in sales. We are in the midst of rolling out our HGTV Design Studio by Bassett program into the independent furniture retail arena and will kick off with a nationally advertised HGTV Custom Event in October. This effort is designed to extend the success that we have enjoyed with our custom upholstery products in the Bassett store network and will be our primary open market growth initiative in the future. Although our imported furniture sales declined slightly during the period, our new Provence bedroom and Artisanal occasional introductions quickly rose to be top sellers this summer after their Memorial Day debut. We believe that the unique blend of domestically manufactured products and imported items designed by our merchandising staff have propelled our growth over the past few years. Building on this success, we are excited about the upcoming product introductions that are coming this fall.”

Retail Segment

Net sales for the 59 Company-owned Bassett Home Furnishings stores were $62.0 million for the third quarter of 2015 as compared to $54.0 million for the third quarter of 2014, an increase of $8.0 million or 15%. The increase was primarily due to a $7.4 million or 14% increase in comparable store sales coupled with a $0.6 million increase in non-comparable store sales.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 4.4% for the third quarter of 2015 as compared to the third quarter of 2014. Written sales were affected by the timing of the Labor Day holiday which caused approximately half of the Labor Day promotional period to occur during the fourth quarter of 2015, whereas most of the promotional period occurred during the third quarter for 2014. Comparable store written sales for the entire two week Labor Day promotion increased 14% as compared to the prior year.

The consolidated retail operating profit for the third quarter of 2015 was $2.0 million as compared to a loss of $0.2 million for the third quarter of 2014, an improvement of $2.2 million. The 58 comparable stores generated operating income of $2.2 million for the quarter, or 3.7% of sales, as compared to $0.4 million, or 0.8% of sales, for the prior year quarter. Gross margins for comparable stores were 50.2% for the third quarter of 2015 compared to 50.1% for the third quarter of 2014. SG&A expenses for comparable stores increased $2.0 million to $27.9 million or 46.5% of sales as compared to 49.3% of sales for the third quarter of 2014. The decrease in SG&A as a percentage of sales is primarily due to greater leverage of fixed costs due to higher sales volumes for the comparable stores.

“The 14% sales growth recorded by our corporate retail division marked the fifth consecutive quarter of double-digit comparable store sales increases,” said Spilman. “We are on a five year run of comparable store sales growth which has been the key to the Company’s improvement trend over the same period of time. In the third quarter alone, corporate retail profitability improved by $2.2 million. While we plan to continue to grow our business at a healthy rate and to invest capital where appropriate in order to further expand our retail store network, we do not expect to be able to sustain the double digit comp store sales increases we have seen to date. Accordingly, we will base our near term financial and capital plans on a more moderate rate of sales and profitability growth to ensure we maintain a solid balance sheet for the future. Our current plans primarily include adding stores to fill out existing underpenetrated markets. We plan to more fully communicate our intended rate of store expansion early in 2016.”

Currently, the Company and certain licensees are actively engaged in site selection and lease negotiations for several new stores. One new corporate store in Woodland Hills, California is expected to open in early October 2015 with another new store in Sterling, Virginia scheduled to open during the first half of fiscal 2016. One licensee store opened in September 2015 with another expected to open during the first half of fiscal 2016. The Company also expects to relocate the Newport News, Virginia store during the first quarter of 2016.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 93 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 600 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third fiscal quarter of 2015, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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 BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - unaudited

(In thousands, except for per share data)

	Quarter Ended				Nine Months Ended
	August 29, 2015		August 30, 2014		August 29, 2015		August 30, 2014
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$97,107		$85,186		$286,122		$246,018
Logistics	13,904		-		29,250		-
Total sales revenue	111,011	100.0%	85,186	100.0%	315,372	100.0%	246,018	100.0%

Cost of furniture and accessories sold	44,824	40.4%*	40,168	47.2%	133,676	42.4%*	115,434	46.9%

Selling, general and administrative expenses excluding new store pre-opening costs	58,303	52.5%*	41,510	48.7%	163,203	51.7%*	120,991	49.2%
New store pre-opening costs	192	0.2%	109	0.1%	236	0.1%	1,217	0.5%
Lease exit costs	-	0.0%	-	0.0%	419	0.1%	-	0.0%
Asset impairment charges	-	0.0%	-	0.0%	106	0.0%	-	0.0%
Management restructuring costs	-	0.0%	-	0.0%	449	0.1%	-	0.0%
Income from operations	7,692	6.9%	3,399	4.0%	17,283	5.5%	8,376	3.4%

Remeasurement gain on acquisition of affiliate	-	0.0%	-	0.0%	7,212	2.3%	-	0.0%
Income from Continued Dumping & Subsidy Offset Act	-	0.0%	-	0.0%	1,066	0.3%	-	0.0%
Other loss, net	(472)	-0.4%	(65)	-0.1%	(1,692)	-0.5%	(52)	0.0%
Income before income taxes	7,220	6.5%	3,334	3.9%	23,869	7.6%	8,324	3.4%

Income tax provision	2,954	2.7%	1,078	1.3%	9,118	2.9%	2,674	1.1%
Net income	$4,266	3.8%	$2,256	2.6%	$14,751	4.7%	$5,650	2.3%

Basic earnings per share	$0.39		$0.22		$1.38		$0.54

Diluted earnings per share	$0.39		$0.21		$1.36		$0.53

* Because it is a service company, all operating costs for Zenith are included in consolidated Selling, general and administrative expenses. The acquisition of Zenith has the effect of reducing consolidated Cost of furniture and accessories sold as a percentage of sales and increasing Selling, general and administrative expenses as a percentage of sales as compared to the prior year. For comparative purposes only, Cost of furniture and accessories sold would have been 46.2% and 46.7% and Selling, general and adminstrative expenses would have been 47.0% and 47.7% of sales for the quarter and nine months ended August 29, 2015, respectively, excluding the effects of Zenith.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	August 29, 2015	November 29, 2014
Assets
Current assets
Cash and cash equivalents	$20,600	$26,673
Short-term investments	23,125	23,125
Accounts receivable, net	19,545	15,228
Inventories, net	65,437	57,272
Deferred income taxes, net	5,378	5,268
Other current assets	8,313	7,796
Total current assets	142,398	135,362

Property and equipment, net	96,579	74,812

Other long-term assets
Deferred income taxes, net	5,813	9,701
Goodwill and other intangible assets	17,762	1,730
Other	8,065	19,141
Total long-term assets	31,640	30,572
Total assets	$270,617	$240,746

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$21,609	$22,251
Accrued compensation and benefits	12,014	8,931
Customer deposits	19,006	22,202
Dividends payable	-	2,102
Current portion of long-term debt	4,476	316
Other accrued liabilities	11,734	10,971
Total current liabilities	68,839	66,773

Long-term liabilities
Post employment benefit obligations	11,353	11,498
Long-term debt	10,360	1,902
Other long-term liabilities	3,986	3,741
Total long-term liabilities	25,699	17,141

Stockholders’ equity
Common stock	54,681	52,467
Retained earnings	118,386	106,339
Additional paid-in-capital	4,876	-
Accumulated other comprehensive loss	(1,864)	(1,974)
Total stockholders' equity	176,079	156,832
Total liabilities and stockholders’ equity	$270,617	$240,746

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Nine Months Ended
	August 29, 2015	August 30, 2014
Operating activities:
Net income	$14,751	$5,650
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,302	5,428
Equity in undistributed income of investments and unconsolidated affiliated companies	(220)	(534)
Provision for restructuring and asset impairment charges	106	-
Non-cash portion of lease exit costs	419	-
Re-measurement gain on acquisition of affiliate	(7,212)	-
Tenant improvement allowances received from lessors	933	2,119
Deferred income taxes	3,778	882
Collateral deposited with insurance carrier	-	(1,150)
Other, net	1,445	(165)
Changes in operating assets and liabilities
Accounts receivable	(751)	19
Inventories	(8,165)	(1,151)
Other current and long-term assets	(21)	732
Customer deposits	(3,196)	3,870
Accounts payable and accrued liabilities	2,158	2,570
Net cash provided by operating activities	11,327	18,270

Investing activities:
Purchases of property and equipment	(11,283)	(15,210)
Proceeds from sale of retail real estate and property and equipment	2,952	5,157
Cash paid for business acquisition, net of cash acquired	(7,323)	-
Capital contribution to affiliate	(1,345)	-
Proceeds from maturity of short-term investments	-	5,000
Proceeds from sale of interest in affiliate	-	2,348
Other	-	246
Net cash used in investing activities	(16,999)	(2,459)

Financing activities:
Cash dividends	(4,806)	(4,316)
Proceeds from the exercise of stock options	4,018	33
Other issuance of common stock	254	242
Repurchases of common stock	(1,374)	(4,621)
Taxes paid related to net share settlement of equity awards	(178)	(489)
Excess tax benefits from stock-based compensation	2,008	257
Repayments of notes payable	(1,630)	(208)
Proceeds from equipment loans	1,307	-
Net cash used in financing activities	(401)	(9,102)
Change in cash and cash equivalents	(6,073)	6,709
Cash and cash equivalents - beginning of period	26,673	12,733
Cash and cash equivalents - end of period	$20,600	$19,442

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter Ended		Nine Months Ended
	August 29, 2015	August 30, 2014	August 29, 2015	August 30, 2014
Net Sales
Wholesale	$62,165	$56,069	$187,675	$163,339
Retail - Company-owned stores	62,009	53,987	183,113	154,401
Logistical services	23,650	-	51,607	-
Inter-company eliminations:
Furniture and accessories	(27,067)	(24,870)	(84,666)	(71,722)
Logistical services	(9,746)	-	(22,357)	-
Consolidated	$111,011	$85,186	$315,372	$246,018

Operating Income (Loss)
Wholesale	$3,795	$3,216	$11,518	$9,821
Retail	2,037	(167)	3,967	(2,605)
Logistical services	1,070	-	2,089	-
Inter-company elimination	790	350	683	1,160
Management restructuring costs	-	-	(449)	-
Lease exit costs	-	-	(419)	-
Asset impairment charges	-	-	(106)	-
Consolidated	$7,692	$3,399	$17,283	$8,376

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Rollforward of BHF Store Count

	November 30,			August 29,
	2014	Opened*	Closed*	2015

Company-owned stores	60	-	(1)	59
Licensee-owned stores	34	-	(1)	33

Total	94	-	(2)	92

* Does not include openings and closures due to relocation of existing stores within a market. Subsequent to quarter end, one new Licensee store was opened.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--unaudited

(In thousands)

	58 Comparable Stores				53 Comparable Stores
	Quarter Ended		Quarter Ended		Nine Months Ended		Nine Months Ended
	August 29, 2015		August 30, 2014		August 29, 2015		August 30, 2014
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$60,096	100.0%	$52,702	100.0%	$165,757	100.0%	$142,988	100.0%

Cost of sales	29,924	49.8%	26,318	49.9%	82,858	50.0%	71,661	50.1%

Gross profit	30,172	50.2%	26,384	50.1%	82,899	50.0%	71,327	49.9%

Selling, general and administrative expense*	27,936	46.5%	25,965	49.3%	77,995	47.1%	71,203	49.8%

Income from operations	$2,236	3.7%	$419	0.8%	$4,904	2.9%	$124	0.1%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Nine Months Ended		Nine Months Ended
	August 29, 2015		August 30, 2014		August 29, 2015		August 30, 2014
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$1,913	100.0%	$1,285	100.0%	$17,356	100.0%	$11,413	100.0%

Cost of sales	944	49.3%	736	57.3%	8,574	49.4%	5,686	49.8%

Gross profit	969	50.7%	549	42.7%	8,782	50.6%	5,727	50.2%

Selling, general and administrative expense	976	51.0%	1,026	79.8%	9,483	54.6%	7,239	63.4%
Pre-opening store costs**	192	10.0%	109	8.5%	236	1.4%	1,217	10.7%

Loss from operations	$(199)	-10.3%	$(586)	-45.6%	$(937)	-5.4%	$(2,729)	-23.9%

*	Comparable store SG&A includes retail corporate overhead and administrative costs.
**

Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possesion and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.